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                         SUPPLEMENT DATED JULY 20, 1998

                                       TO

                         PROSPECTUS DATED JUNE 15, 1998

                            CELLULARVISION USA, INC.

                        3,600,000 SHARES OF COMMON STOCK
                                   -----------

         This Supplement supplements the Prospectus dated June 15, 1998 relating to the proposed sale from time to time by certain holders of up to 3,600,000 shares of common stock, par value $.01 per share (the "Common Stock"), of CellularVision USA, Inc. (the "Company"). Capitalized terms used herein but not otherwise defined herein retain the meanings given to them in the Prospectus, except that all references to Proprietary Convertible Investment Group, Inc. ("Proprietary") in the Prospectus are hereby changed to Marshall Capital Management, Inc. ("MCM"), which is the new legal name of such entity.


                              SELLING STOCKHOLDERS

         As a result of (i) the failure of Marion to exercise a warrant to purchase up to 1,250,000 shares of Common Stock (the "Warrant") and (ii) the increase in the number of shares of Common Stock beneficially owned by MCM as a result of a decrease in the price at which the Convertible Preferred Stock of MCM is convertible into shares of Common Stock, the Company has reallocated certain shares of Common Stock previously available for sale by Marion to MCM as follows:

         In addition to those shares allocated to MCM in the Prospectus, MCM may offer and sell from time to time up to 1,250,000 additional shares of Common Stock. It is unknown if, when, or in what amounts MCM may offer such additional shares for sale and there can be no assurance that MCM will sell any or all of such additional shares.

         The number of shares of Common Stock allocated for offers and sales by Marion are reduced from 1,360,000 shares to 110,000 shares as a result of the failure of Marion to exercise the Warrant.

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         Any statement contained in the Prospectus shall be deemed to be modified or superseded for the purposes of the Prospectus to the extent that a statement contained in this Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.